EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-165182 on Form S-4 of our reports dated February 19, 2010, relating to the consolidated financial statements and consolidated financial statement schedule of Manpower Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in or incorporated by reference in the Annual Report on Form 10-K of Manpower Inc. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

March 16, 2010